CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered of September 15, 2015 for the “Term” (Section 1) between MCKEA Holdings, LLC. (the “Consultant”), and CrossClick Media, Inc. (the “Company"). The Company and the Consultant are collectively herein referred to as the “Parties.”

WITNESSETH

WHEREAS, the Consultant is desirous of providing the Company with consulting services on terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree as follows, inclusive of any revisions:

1. Term. With the exception of the confidentiality terms and obligations, this Agreement shall be effective as of the original date of January 1, 2015 (“Effective Date”) for the original term of One (1) year to run until December 31, 2015. Unless otherwise agreed, and with thirty (30) days written notice, this Agreement will automatically renew for the calendar year 2016.

2. Services

2.1 Services. (a) The Consultant shall provide the Company with consulting services relating to general corporate matters including financing and public markets, business development and such other matters within the experience and capabilities of the Consultant as the Company shall reasonably request (the “Services”).

2.2 Standard of Care. The Consultant shall perform all Services in a timely and professional manner in accordance with the highest industry standards. The Consultant represents it is authorized to enter into this Agreement and that it is not bound by any commitments or obligations which would preclude it from performing such Services or any of the obligations set forth herein.

3. Compensation.

3.1 Fee. Upon execution of this Agreement, for the services set forth in 2.1(a), Consultant shall receive from the Company, Twenty Thousand per month, in cash or stock as determined by the Company.

3.2 Out-of-pocket expenses. The Consultant shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Consultant’s performance of Services. All such expenses are subject to review by the Board of Directors at the end of each month. Expenses are to be submitted within 15 days of the close of the prior month.

3.3 Disputes. The Company shall pay each invoice within thirty (30) days of receipt of such invoice by the Company, unless the Company disputes the invoice. The Company shall, within thirty (30) days after such invoice is received, notify the Consultant that it disputes the accuracy or appropriateness of the invoice and specify the item in such invoice which the Company considers to be inaccurate or inappropriate.

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3.4 Taxes. The Consultant shall be responsible for and pay all federal, state and local taxes that arise in connection with the Services performed hereunder.

4. Confidential Information.

4.1 The term "Confidential Information" means all business and technical information, samples, formulas, data and written and verbal descriptions relating to the Company or any of its subsidiaries disclosed to the Consultant.

4.2 The Confidential Information is being disclosed by the Company to the Consultant in order for Consultant to provide the Services hereunder.

4.3 The Consultant shall not use the Confidential Information for any other purpose other than for the purpose of providing the Services pursuant to this Agreement.

4.4 All Confidential Information disclosed by the Company to the Consultant shall remain the property of the Company and shall not be disclosed by Consultant to anyone, without prior written permission of the Company. Such Confidential Information shall be promptly returned to the Company within thirty (30) days after a written request by the Company, except that Consultant shall have the right to retain one (1) copy of the Company’s Confidential Information so that any continuing obligations to the Company may be determined.

4.5 Confidential Information does not include any information which: (a) at the time of disclosure was in the public domain, (b) after disclosure becomes part of the public domain, except through breach of this Agreement by the Consultant, (c) the Consultant can demonstrate by his written records was in the Consultant’s possession prior to the time of disclosure by or on behalf of the Company hereunder, and was not acquired directly or indirectly from the Company, (d) becomes available to the Consultant from a third party which, to the knowledge of Consultant, is not legally prohibited from disclosing such Confidential Information, or (e) the Consultant can demonstrate by his written records was developed by or for the Consultant independently of the disclosure of Confidential Information by the Company.

4.6 Consultant’s obligations regarding Confidential Information shall survive termination of this Agreement and remain enforceable for a period of 3 years following termination of this Agreement.

5. Publicity. The Consultant shall not refer to the existence of this Agreement in any press release, advertising or other public statement, written or oral, without the prior written consent of the Company.

6. Ownership. The Company shall have complete and exclusive ownership of all work products, as well as all materials (and all intellectual property rights in and to all of the foregoing) (collectively, “Work Product”), produced by Consultant under this Agreement. In furtherance of the foregoing, the Consultant hereby irrevocably assigns to the Company all right, title and interest in and to such Work Product. The Consultant agrees to execute all documents deemed reasonably necessary by the Company to evidence or perfect the foregoing assignment.

7. Patent Rights. No right or license, either expressed or implied, under any licensing agreement, patent or proprietary right of the Company is granted hereunder. Any information or technology, including but not limited to data, products, processes, formulations, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or

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invent as a result of the Services (the “Technology”) shall be considered to be “Work Product” and shall become the property of the Company. The Consultant shall immediately disclose any Technology to the Company. The Consultant shall also execute any other documents reasonably requested by the Company related to the Technology and the Work Product, including documents necessary for patent or regulatory filings and cooperate with the Company after the filing of patent or regulatory documents for as long as necessary to vest the rights to the Technology in the Company, including execution of necessary documents in subsequent continuation, continuation-in-part, divisional, international, and foreign patent applications.

8. Return of Materials. Upon the expiration or termination of this Agreement, whichever occurs first, the Consultant shall transfer to the Company all Work Product, Technology, work in progress, property, Confidential Information and all other materials in the Consultant’s possession or control that are the property of the Company.

9. Indemnification.

(a)	By the Company. The Company shall defend, indemnify and hold the Consultant harmless from and against any and all claims, losses, liabilities, damages, royalties, costs and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, the “Liabilities”) arising out of or from the Company’s negligent or more culpable act or omission (including any breach of its obligations hereunder) in connection with the performance of this Agreement.

(b)	By Consultant. The Consultant shall defend, indemnify and hold harmless the Company from and against any and all Liabilities arising out of or from the Consultant’s negligent or more culpable act or omission (including any breach of his obligations hereunder) in connection with the performance of this Agreement.

10. Independent Contractor. The Consultant shall perform all of Consultant’s obligations under this Agreement as an independent contractor and not as an agent, employee or representative of the Company. The Consultant shall not participate in any insurance programs or benefits including, but not limited to, workers' compensation insurance, disability insurance or any other employee benefits available to the Company’s employees.

11. Assignment. The Consultant shall not assign this Agreement or the performance of Consultant’s obligations hereunder, without the prior written consent of the Company.

12. Termination. Either Party may terminate this Agreement at any time with cause upon thirty (30) days' prior written notice to the other party.

13. Counterparts. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.

14. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

15. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the

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Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

16. Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

17. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the specific matters contained herein. This Agreement may be modified or amended only in writing signed by the parties.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the courts located in the State of Nevada.

IN WITNESS WHEREOF, the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

CrossClick Media, Inc.	MCKEA Holdings, LLC

By: _______________________________ Gary R. Gottlieb, Corporate Secretary	By: _______________________________ Kristine L. Ault, Managing Member

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